EXHIBIT 21.1

List of Subsidiaries
As of February 1, 2011

Name	Type of Operation	State of Inc.	% Ownership	Date of Organization	Domestic or Foreign
Openfilm, LLC	Online Media	FL	100 by NEI	November 2007	USA

Openfilm, Inc	Payroll Processing - Openfilm, LLC	DE	100 by Openfilm, LLC	January 2009	USA

Openfilm Studios, LLC	Contests and Film Production	FL	100 by Openfilm, LLC	September 2010	USA

Netlab Systems, LLC	Intellectual Property Holdings	FL	100 by NEI	October 2010	USA

Netlab Systems, LTD	Intellectual Property Holdings	n/a	100 by Netlab Systems, LLC	January 2010	Cayman Islands

Netlab Systems, LLC	Intellectual Property Holdings	n/a	100 by Netlab Systems, LLC	January 2010	Ukraine

Netlab Systems, LLC	Intellectual Property Holdings	n/a	100 by Netlab Systems, LLC	January 2010	Russia

Netlab Systems IP, LLC	Intellectual Property Holdings	FL	100 by NEI	January 2010	USA

Zivos, LLC	Research and Development	n/a	100 by Openfilm, LLC	April 2008	Ukraine

Korlea-TOT Energy s.r.o.	Joint Venture	n/a	51 by NEI	July 2008	Czech Repubic

Green1 Energy, LLC	Inactive	FL	100 by NEI	February 2008	USA

Motorsport, LLC	Holding Company	FL	100 by NEI	September 2010	USA

Motorsport.com, Inc.	Online Media	FL	80 by Motorsport, LLC	April 1999	USA

Music1, LLC	Holding Company	FL	100 by NEI	September 2010	USA

A&R Music Live, LLC	Online Media	GA	97 by Music1, LLC	June 2001	USA

Net Element Capital, LLC	Inactive	FL	100 by NEI	November 2010	USA